SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549



                             FORM 8-K
                          CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15 (D)
              OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported):
              September 10, 1997 (September 8, 1997)



                 NORFOLK SOUTHERN RAILWAY COMPANY
      (Exact name of Registrant as specified in its charter)





                            1-743; 1-3744;
      Virginia             1-4793; 1-546-2       53-6002016
(State of Incorporation) (Commission File No.)  (IRS Employer
                                              Identification No.)


                     Three Commercial Place
                  Norfolk, Virginia  23510-2191
            (Address of principal executive offices)



                         (757) 629-2682
                (Registrant's telephone number)



                           No Change
(Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS.

On Monday, September 8, 1997, a state court jury in New Orleans, Louisiana, returned a verdict awarding $175 Million in punitive damages against The Alabama Great Southern Railroad Company, a subsidiary of Norfolk Southern Railway Company (Company). The verdict was returned in a class action suit involving several thousand individuals who claimed to have been damaged as the result of an explosion and fire that occurred in New Orleans on September 9, 1987, when a chemical called butadiene leaked from a tank car.

The jury verdict awarded a total of nearly $3.2 Billion in punitive damages against four other defendants in the same case: two rail carriers, the owner of the car and the shipper. The jury previously had awarded nearly $2.0 million in compensatory damages to twenty individuals who are members of the class; however, there has been no determination of the amount of compensatory damage, if any, sustained by the other members of the class.

Management continues to be of the opinion that ultimate liability will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. Moreover, the amount Alabama Great Southern is required to pay in this case could be reduced substantially by anticipated recoveries from its liability insurance carriers.

Management will continue to assess the merits of the Company's legal defenses in this matter and to monitor the progress of the litigation. It will pursue appeals and other appropriate remedies if the trial court enters judgment on the jury verdicts, which are believed to be hugely excessive and without factual or legal justification.

This matter previously has been reported by Registrant in Part II, Item 1, of its Form 10-Q Reports for the quarters ending September 30, 1987, March 31, 1990 and September 30, 1994; and in
Part I, Item 3, of its Form 10-K Annual Reports for 1987, 1988, 1989, 1990, 1991, 1992 and 1993.


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 10, 1997


                         NORFOLK SOUTHERN RAILWAY COMPANY
                                 (Registrant)

                         By: /s/ Dezora M. Martin
                                 Dezora M. Martin
                                  Assistant Corporate Secretary